EXHIBIT 99.1

Contact:

Michael W. Rogers EVP and Chief Financial Officer (781) 861-8444	Robin L. DeCarlo Director, Corporate Communications (781) 402-3405

INDEVUS ANNOUNCES PRIVATE PLACEMENT

OF $105 MILLION OF NON-RECOURSE NOTES

Notes Secured by Royalties on U.S. Sales of SANCTURA® and SANCTURA XR™

LEXINGTON, MA, August 26, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) announced today that it has closed a private placement to institutional investors of $105.0 million of non-recourse notes (the “Notes”). The Notes are secured by royalties to be paid from sales in the United States of SANCTURA® and SANCTURA XR™ (trospium chloride). SANCTURA and SANCTURA XR are marketed in the U.S. by Allergan, Inc. for the treatment of overactive bladder (OAB).

“This transaction reflects the successful execution of our plan to improve our balance sheet with non-dilutive financing,” said Michael W. Rogers, chief financial officer of Indevus. “With the proceeds from this transaction, we expect to have sufficient cash to retire our outstanding convertible notes, due in July of 2009, and to fund the Company’s operations into calendar 2010. In addition, once the Notes are repaid, all royalties will revert to Indevus, thereby providing Indevus with a significant participation in the future royalty stream of the product. Importantly, this transaction does not cover royalties on SANCTURA XR that we expect to receive on sales in Europe and other territories around the world.”

The Notes will bear interest at 16% per annum payable quarterly beginning November 5, 2008. All excess royalties, after paying interest, administrative fees, and applicable tax distributions, will be applied to the principal of the Notes until the Notes have been paid in full. From the proceeds of the transaction, Indevus will establish a $10.0 million interest reserve account to cover any potential shortfall in interest payments. After two years, any remaining funds in the interest reserve account will be applied to the principal balance. All other payments of principal and interest on the Notes will be made from royalty revenues from sales in the U.S. of SANCTURA and SANCTURA XR, as well as a potential commercialization milestone due to the Company in December 2013. The Notes may be redeemed at Indevus’ option, subject to the payment of a redemption premium for a certain period of time. The Notes are not convertible into Indevus equity, nor have they been guaranteed by Indevus. After fees, expenses, and the interest reserve, net proceeds to Indevus will be approximately $91.0 million.

The Notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Act.

Morgan Stanley acted as placement agent for the transaction.

SANCTURA XR was launched in the United States in January 2008 by Allergan and Indevus for the treatment of overactive bladder. Indevus co-promotes both SANCTURA and SANCTURA XR in the U.S. through its license agreement with Allergan. Indevus receives a royalty of 12.5% on aggregate U.S. net sales of the two products. For a period of seven years, the royalties payable to Indevus will be subject to a guaranteed minimum level, except under specified conditions. As of June 30, 2008, the remaining aggregate minimum royalties payable to Indevus were $98.8 million. SANCTURA XR is also the subject of an application for approval in Europe through our licensee, Rottapharm Madaus Group. Approval is expected in 2009. Indevus will receive a royalty and a manufacturing margin on the sales of the product by Rottapharm Madaus.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® and SANCTURA XR™ for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and the octreotide implant for acromegaly and carcinoid syndrome.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; need for additional funds and corporate partners, including for the development of our products; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of

SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

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